Exhibit 99.1

Fiscal 2016 Third Quarter Estimated Financial Information

Our financial results for the quarter and nine months ended September 30, 2016 are not yet available. Set forth below are certain preliminary estimates of the results of operations that we expect to report for the quarter and nine months ended September 30, 2016. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the quarter and nine months ended September 30, 2016 are finalized.

GAAP Financial Results

Revenue

We estimate our revenue will be in the range of $359 million to $363 million for the quarter ended September 30, 2016 compared to $361.3 million for the quarter ended September 30, 2015.  The estimated change in revenue primarily reflects higher revenue related to prior year acquisitions, pricing gains and an increase in our environmental fee, offset by lower residential collection volumes as a result of contract losses, lower shale volumes in our East segment, lower special waste disposal volumes, lower revenue due to prior and current year divestitures and lower fuel fee revenue due to the decrease in diesel fuel prices.

We estimate our revenue will be in the range of $1,051 million to $1,055 million for the nine months ended September 30, 2016 compared to $1,046.8 million for the nine months ended September 30, 2015.  The estimated change in revenue primarily reflects higher revenue related to acquisitions, pricing gains, higher disposal volume across our municipal solid waste and construction and demolition waste streams and an increase in our environmental fee, offset by lower residential collection volumes as a result of contract losses, lower shale volumes in our East segment, lower revenue due to prior and current year divestitures and lower fuel fee revenue due to the decrease in diesel fuel prices.

Net Income/(Loss)

We estimate our net income will be in the range of $2 million to $6 million for the quarter ended September 30, 2016 compared to a net loss of $5.5 million for the quarter ended September 30, 2015.  The estimated change primarily reflects changes in revenue resulting from acquisitions, positive pricing and increased environmental fees referenced above, lower expenses associated with our fuel derivatives, lower depreciation and amortization due to a reduction in landfill depletion and amortization as a result of an increase in deemed permitted expansion airspace resulting from favorable developments in permitting activities at several of our landfills, lower professional fees due to a reduction in consulting fees associated with internal control evaluation and implementation and lower bonus expense.

We estimate our net loss will be in the range of $8 million to $12 million for the nine months ended September 30, 2016 compared to a net loss of $24.8 million for the nine months ended September 30, 2015.  The estimated change primarily reflects losses on disposal of businesses and impairment charges recorded in the 2015 period relating to strategic decisions regarding divestitures in our South segment and discontinuing the pursuit of permitting at one landfill site, increases in revenue resulting from acquisitions, positive pricing and increased environmental fees referenced above and lower expenses associated with our fuel and interest rate derivatives.  These increases are expected to be partially offset by higher expenses related to the launch of the February initial public offering process, including the amendment of our credit agreement, higher repairs and maintenance expenses, start-up costs for new municipal contracts and acquisitions, increased costs related to leachate treatment and disposal and favorable development in our vehicle liability insurance programs in 2015 that did not reoccur in 2016.

Non-GAAP Financial Results

Adjusted EBITDA

We estimate our adjusted EBITDA for the quarter ended September 30, 2016 will be in the range of $107 million to $111 million, compared to $105.6 million for the quarter ended September 30, 2015. Adjusted EBITDA margin is estimated to increase 100 basis points to 30.2% at the mid-point of the range for the quarter ended September 30, 2016 from 29.2% for the quarter ended September 30, 2015. The estimated increase in adjusted EBITDA and adjusted EBITDA margin is primarily due to pricing gains, an increase in our environmental fee, the favorable net impact of acquiring higher margin businesses while divesting of lower margin operations and the favorable impact of lower net fuel costs, which is defined as fuel expense less fuel recovery fees, and lower professional fees and bonus expense.

We estimate our adjusted EBITDA for the nine months ended September 30, 2016 will be in the range of $301 million to $305 million, compared to $298.5 million for the nine months ended September 30, 2015. Adjusted EBITDA margin is estimated to increase 30 basis points to 28.8% at the mid-point of the range for the nine months ended September 30, 2016 from 28.5% for the nine months ended September 30, 2015. The estimated increase in adjusted EBITDA and adjusted EBITDA margin is primarily due to pricing gains in our collection and disposal business and increases in our environmental fee, the favorable net impact of acquiring higher margin businesses while divesting of lower margin operations and the favorable impact of lower net fuel costs partially offset by higher repairs and maintenance expense, start-up costs for new municipal contracts and acquisitions, increased costs related to leachate treatment and disposal and favorable development in our vehicle liability insurance programs in 2015 that did not reoccur in 2016.

Capital Expenditures

We estimate capital expenditures will be in the range of $53 million to $57 million for the quarter ended September 30, 2016, compared to $40.0 million for the quarter ended September 30, 2015.  The estimated increase in capital expenditures is related mainly to timing.  We estimate capital expenditures will be in the range of $122 million to $126 million for the nine months ended September 30, 2016, compared to $129.7 million for the nine months ended September 30, 2015.

The preliminary estimated financial data included in this report has been prepared by, and is the responsibility of, our management. Neither our independent registered accounting firm nor any other independent registered public accounting firm has audited, reviewed, prepared or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on our preliminary estimated financial results. This preliminary estimated information reflects management’s estimates based solely upon information available as of the date of this report and is not a comprehensive statement of our financial results for the quarter and nine months ended September 30, 2016. The information presented herein should not be considered a substitute for the financial information to be filed with the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 2016.

The ranges for the preliminary estimated financial results described above constitute forward-looking statements. We have provided a range for the preliminary estimated financial results described above primarily because our financial closing procedures for the quarter ended September 30, 2016 are not yet complete and will not be publicly available until after the expected completion of the potential debt refinancing. There is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. Please see “Forward-Looking Statements” below.

Adjusted EBITDA Description

We define EBITDA as net income (loss) from continuing operations adjusted for interest, taxes, depreciation and amortization and accretion. We define adjusted EBITDA as EBITDA adjusted to exclude non-cash and non-recurring items as well as other adjustments permitted in calculating covenant compliance under the agreements governing our outstanding debt securities and Senior Secured Credit Facilities. We believe adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it eliminates the effect of financing, income taxes and the accounting effects of capital spending, as well as certain items that are not indicative of our performance on an ongoing basis. Management uses adjusted EBITDA to measure the performance of our core operations at the consolidated, segment and business unit levels and as a metric for a significant portion of our management incentive plans. EBITDA and adjusted EBITDA are non-GAAP measures and, when analyzing our operating performance, investors should not consider EBITDA and adjusted EBITDA in isolation or as substitutes for net income, cash flows from operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP. Our calculations of EBITDA and adjusted EBITDA are not necessarily comparable to those of similarly titled measures provided by other companies. We believe excluding, among other items, stock based compensation, restructuring costs, sale of assets and asset impairments, rebranding and integration costs and share issuance and capital market costs from adjusted EBITDA is useful additional information in evaluating ongoing financial performance of the business and is consistent with how management evaluates performance. Our approach to these items is also consistent with the approach used in determining covenant compliance in our Senior Secured Credit Facilities and these items do not represent normal recurring cash operating expenses necessary to operate the business. We have also excluded realized and unrealized losses and gains on derivative instruments. In fiscal 2014 we made a strategic decision to enter into fuel derivatives as economic hedges of a rise in the price of diesel fuel for fiscal 2015 and fiscal 2016. We have not entered into fuel derivatives since fiscal 2014 when the economic hedges for fiscal 2015 and fiscal 2016 were put in place and have no present intention to enter into fuel derivatives in fiscal 2016 or fiscal 2017. We therefore believe that excluding realized losses from fuel derivatives from our adjusted EBITDA is useful additional information in evaluating ongoing financial performance of the business and is consistent with how management evaluates performance. In fiscal 2016, we entered into interest rate caps as economic hedges of a rise in interest rates for fiscal 2017, fiscal 2018 and the nine months ended September 30, 2019. We believe that excluding realized and unrealized losses from interest rate derivatives from our adjusted EBITDA provides useful additional information in evaluating ongoing financial performance of the business as these derivatives represent a risk management tool to reduce our exposure to rising interest rates and are viewed by management as a financing cost similar to interest expense. Our approach to fuel and interest rate derivative contracts is also consistent with the approach used in determining covenant compliance in our Senior Secured Credit Facilities.

Other

As of October 17, 2016, in connection with shares issued in our initial public offering and the exercise of employee options, we ceased to be a “controlled company” within the meaning of the NYSE Listed Company Manual.  As of such date, affiliates of Highstar Capital LP owned approximately 49.7% of our outstanding shares of common stock.

Forward-Looking Statements

This report contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measurements in the management of our business, and believe investors will find them helpful in understanding operational activities before the financial impact of certain items. Our definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The following table calculates adjusted earnings before interest, taxes, depreciation, amortization and accretion adjusted for certain other costs (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016		2015	2016		2015
	Low	High	Actual	Low	High	Actual
	Dollars in Millions (unaudited)
Net income (loss)	2.0	6.0	(5.5)	(12.0)	(8.0)	(24.8)
Additions/deductions:
Income tax expense (benefit)	0.2	4.2	(4.7)	(5.0)	(1.0)	(13.8)
Interest expense	34.1	34.1	34.2	102.7	102.7	104.0
Depreciation and amortization	65.8	61.8	67.5	190.9	186.9	194.8
Accretion and landfill retirement obligations	3.3	3.3	3.3	9.8	9.8	10.0
Accretion on loss contracts and other long term liabilities	0.1	0.1	0.2	0.3	0.3	0.6
EBITDA	105.5	109.5	95.0	286.7	290.7	270.8
Adjustments:
Acquisition and development costs	—	—	0.2	0.2	0.2	1.3
Stock option vesting	0.7	0.7	0.4	4.0	4.0	1.6
Earnings in equity investee, net	—	—	(0.1)	(0.5)	(0.5)	(0.5)
Restructuring charges	—	—	—	0.8	0.8	—
Loss on disposal of businesses and assets and asset impairments	1.1	1.1	0.3	1.2	1.2	17.8
Unrealized loss (gain) on derivatives	(3.5)	(3.5)	2.3	(10.5)	(10.5)	(8.7)
Gain on redemption of security	—	—	—	—	—	(2.5)
Capital market costs	(0.3)	(0.3)	—	7.2	7.2	—
Other	—	—	0.4	—	—	0.5
Realized loss on fuel derivative instruments	3.5	3.5	7.1	11.9	11.9	18.2
Adjusted EBITDA	107.0	111.0	105.6	301.0	305.0	298.5
Adjusted EBITDA Margin	29.8%	30.6%	29.2%	28.6%	28.9%	28.5%